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                                                                    EXHIBIT 3.5

                          CERTIFICATE OF INCORPORATION

                                       OF

                         LEVIATHAN FINANCE CORPORATION


         FIRST:  The name of the corporation is

                         LEVIATHAN FINANCE CORPORATION

         SECOND: The address of the corporation's registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, City of Wilmington, New Castle County, Delaware 19801, and the name of its registered agent at the above address is The Corporation Trust Company.

         THIRD: The purpose of the corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

         FOURTH: The total number of shares of stock the corporation shall have authority to issue is one thousand (1,000) shares of common stock with a par value of one dollar ($1.00) per share.

         Shares of stock of this corporation whether with or without par value, of any class or classes hereby or hereafter authorized, may be issued by this corporation from time to time for such consideration permitted by law as may be fixed from time to time by the Board of Directors.

         FIFTH: Unless required by the By-laws, the election of the Board of Directors need not be by written ballot.

         Upon the filing of the Certificate of Incorporation, the powers of the incorporator shall terminate and the following named individuals, whose mailing addresses are set out beside their respective names, shall serve as directors until the first meeting of the stockholders or until successors are elected and qualified:

                  H. Brent Austin           1001 Louisiana Street
                                            Houston, Texas 77002

                  Robert G. Phillips        1001 Louisiana Street
                                            Houston, Texas 77002

                  Grant E. Sims             1001 Louisiana Street
                                            Houston, Texas 77002

                  William A. Wise           1001 Louisiana Street
                                            Houston, Texas 77002


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         SIXTH: The Board of Directors of this corporation is expressly authorized to make, alter, or repeal the By-laws of the corporation, but the stockholders may make additional by-laws and may alter or repeal any By-law whether or not adopted by them.

         SEVENTH: The corporation shall indemnify its officers and directors to the full extent permitted by the General Corporation Law of the State of Delaware, as amended from time to time.

         EIGHTH: No director of the Corporation shall be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, for any act or omission, except that a director may be liable (i) for breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or that involve international misconduct or a knowing violation of law, (iii) under Section 174 of the General Corporation Law of the State of Delaware, or
(iv) for any transaction from which the director derived an improper personal benefit. If the General Corporation Law of the State of Delaware is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of the directors shall be eliminated or limited to the fullest extent permitted by the General Corporation Law of the State of Delaware, as so amended. The elimination and limitation of liability provided herein shall continue after a director has ceased to occupy such position as to acts or omissions occurring during such director's term or terms of office. Any amendment, repeal or modification of this Article Eighth shall not adversely affect any right of protection of a director of the Corporation existing at the time of such repeal or modification.

         NINTH: Margaret E. Roark is the sole incorporator and her mailing address is 1001 Louisiana Street, Houston, TX 77002.

         IN WITNESS WHEREOF, I have signed this Certificate of Incorporation this 30th day of April 1999.



                                                /s/ Margaret E. Roark
                                                --------------------------------
                                                Margaret E. Roark, Incorporator